Exhibit 2.2
AGREEMENT
     THIS AGREEMENT (this “Agreement”), dated as of October 7, 2007, among ABM Industries Incorporated, a Delaware corporation (“Parent”), and Rivaz Overseas Corp. (the “Shareholder”).
RECITALS:
     WHEREAS, OneSource Services Inc., an international business company formed under the laws of Belize (“Target”), Parent and OCo Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), have simultaneously herewith entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Target will be merged with and into Merger Sub with Merger Sub as the surviving company (the “Merger”);
     WHEREAS, as of the date hereof, the Shareholder has delivered the Target Shareholder Approval whereby the Shareholder has adopted by written consent, in the Shareholder’s capacity as a shareholder of Target, the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Merger; and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. Initial capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:
          “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer and include all securities Beneficially Owned by a person’s affiliates. Notwithstanding anything in this Agreement, the Shareholder, on the one hand, and Parent, on the other hand, are not intended to be a “group” for purposes of Rule 13d-5 of the Exchange Act and nothing in this Agreement will be interpreted in a manner that requires that they be deemed to be a “group” thereunder.

          “Shareholder Securities” means the Existing Shares together with any Target Ordinary Shares or other voting securities of Target acquired by the Shareholder or any of the Shareholder’s affiliates after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.
ARTICLE II
AGREEMENTS OF THE PARTIES
     2.1 Disclosure. The Shareholder hereby agrees to provide to Parent, and to permit Parent or Target to publish and disclose in all documents and schedules filed with a Regulatory Agency and any press release or other disclosure document which Parent or Target determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Shareholder’s identity and ownership of the Shareholder Securities, any of the information required by the United States securities laws and any of the terms of this Agreement and the Merger Agreement. The Shareholder will promptly provide to Parent all information and endeavor in good faith to give such assistance to Parent as it may reasonably require in connection with the preparation of documents to be sent to the shareholders of Parent or Target, if any, or to be filed with a Regulatory Agency and accompanying documents and matters ancillary thereto in order to comply with the United States securities laws or any other legal or regulatory requirement and promptly notify Parent in writing of any material change in the accuracy or impact of any information previously supplied to Parent by or on behalf of the Shareholder.
     2.2 Voting of Target Ordinary Shares. (a) During the period commencing on the date hereof and continuing until the earlier of the (i) Effective Time and (ii) termination of the Merger Agreement in accordance with its terms (the “Term”), in the event that the Target Shareholder Approval for any reason is declared or held unenforceable or otherwise becomes ineffective, at any meeting of the shareholders of Target, any adjournment, postponement or continuation thereof and in any other circumstance (including any other annual or special meeting of the shareholders of Target or any action by prior written consent) in which a vote, consent or other approval with respect to the approval of the Merger Agreement or any of the transactions contemplated by the Merger Agreement by Target is sought, the Shareholder irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shareholder Securities (A) in favor of the approval of the Merger Agreement and the transactions contemplated hereby and thereby (if applicable) and (B) against (1) any Acquisition Proposal involving Target or any of the Target Subsidiaries that is in competition or inconsistent with the Merger Agreement, or any proposal to effect the foregoing which is made in opposition to or in competition with the approval of the Merger Agreement, (2) any liquidation or winding up of Target, (3) any extraordinary dividend by Target, (4) any change in the capital structure of Target (other than any change in capital structure resulting from the Merger), and (5) any other action that would reasonably be expected to (x) impede, delay, postpone or interfere with the

Merger, (y) result in a breach of any of the representations, warranties or covenants of Target under the Merger Agreement, or (z) have a Target Material Adverse Effect.
          (b) During the Term, except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, the Shareholder will not take any action that could revoke the Target Shareholder Approval or restrict or otherwise affect the effectiveness of the Target Shareholder Approval or the Shareholder’s legal power, authority and right to vote all of the Shareholder Securities as required by this Agreement, including transferring Beneficial Ownership of any of the Shareholder Securities, entering into any voting agreement with any person with respect to any of the Shareholder Securities, granting any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shareholder Securities, depositing any of the Shareholder Securities in a voting trust or otherwise entering into any agreement or arrangement with any person limiting or affecting the Shareholder’s legal power, authority or right to vote the Shareholder Securities in favor of the adoption of the Merger Agreement and the transactions contemplated the Merger Agreement or taking any of the foregoing actions with respect to any equity interests of the Shareholder.
     2.3 Proxy. During the Term, the Shareholder hereby appoints Parent and any designee of Parent, each of them individually, the proxy and attorney-in-fact of the Shareholder, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of the Shareholder Securities in accordance with Section 2.2(a). This proxy is given to secure the performance of the duties and obligations of the Shareholder under this Agreement. The Shareholder affirms that the proxy granted hereunder is coupled with an interest and is irrevocable until the expiration of the Term, whereupon such proxy and power of attorney will automatically terminate. The Shareholder will take such further action and execute such other instruments as the Parent may reasonably request to effectuate the intent of this proxy. The Shareholder represents that any proxy heretofore given by it in respect of such Shareholder Securities is not irrevocable, and hereby revokes any and all such proxies.
     2.4 Conduct of Target. (a) The Shareholder, in such capacity, will use the Shareholder’s reasonable best efforts to cause the Target Board to:
     (i) if a vote or consent is required, recommend, without reservation, and not withdraw or adversely amend such recommendation, that Target’s shareholders vote or consent in favor of any resolution described in Section 2.2(a)(A) above and against any resolution described in Section 2.2(a)(B) above, provided, however, that the foregoing provisions will not apply to any affiliate of the Shareholder in his or her capacity as a member of the Target Board to the extent that such application would conflict with his or her fiduciary duties as a director of Target;

     (ii) convene such meetings of directors or shareholders of Target as may be necessary to pass such resolutions as may be necessary to effect the Merger;
     (iii) obtain or assist Target and Parent, as applicable, to obtain the authorizations and consents referenced in Sections 3.4 and 4.3 of the Merger Agreement;
     (iv) cooperate with all reasonable requests from Parent relating to the business and/or the affairs of Target; and
     (v) not take any action intended to cause, or that would be reasonably expected to result in, Target failing to comply with the terms of the Merger Agreement (including the covenants set forth in Article V), or which would result in any condition to the Merger becoming less likely to be satisfied; provided, however, that the foregoing will not prevent any affiliate of the Shareholder from taking any action required to be taken in connection with the due exercise of his fiduciary duties as a director of Target.
          (b) The Shareholder, in such capacity, will use the Shareholder’s reasonable best efforts to cause Target to comply with Section 6.8 of the Merger Agreement and will not, and will cause the Shareholder’s agents and representatives, and the Shareholder’s affiliates and their officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other retained representative, not to, directly or indirectly solicit, initiate or encourage or facilitate (including by way of furnishing information) or participate in any discussions regarding or enter into any agreement regarding, an Acquisition Proposal relating to Target.
          (c) Except to the extent expressly permitted by Section 9.10 of the Merger Agreement, the Shareholder will not make, and will use the Shareholder’s reasonable best efforts to cause Target not to make, in each case without the prior written consent of Parent:
     (i) any announcement in connection with the Merger or any Acquisition Proposal; or
     (ii) any announcement prior to the public announcement of the Merger which refers expressly or implicitly to the Merger or to an Acquisition Proposal.
          (d) Nothing in this Section 2.4 will limit or affect or be deemed to apply to the actions, or freedom to act, of or by any affiliate of the Shareholder who is a director of Target in his or her capacity as a director of Target, to the extent such limitation or application would result in a violation of such individual’s fiduciary duties as a director under applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Parent as follows:
          (a) Ownership of Shares. The Shareholder is the sole record owner of the number of Target Ordinary Shares listed opposite the Shareholder’s name on the signature page hereto (the “Existing Shares”). Such Existing Shares constitute all of the shares of capital stock of Target owned of record or Beneficially Owned by the Shareholder. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2.2 hereof, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. As of the date hereof and immediately prior to the Effective Time, the Shareholder does not Beneficially Own any Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Capital Stock and has not, nor has any of the Shareholder’s affiliates, effected any transaction in Parent Common Stock or in puts, calls, options or other derivatives involving securities of Parent.
          (b) Execution; No Violation. The Shareholder is a corporation duly organized and validly existing under the laws of the British Virgin Islands and has the requisite corporate power and authority to execute and deliver this Agreement. The Shareholder is not a “person resident in Belize” within the meaning of Section 1 of the IBCA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors or similar governing body of the Shareholder, and no other corporate proceedings on the part of the Shareholder are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
          (c) No Conflicts. Except as set forth in the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby, nor compliance by the Shareholder or any other party thereto with any of the terms or provisions of this Agreement, will (A) violate any provision of the Shareholder’s constituent documents, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to the Shareholder, any of the Shareholder’s affiliates or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Shareholder is a party, or by which the Shareholder or any of the Shareholder’s properties or assets may be bound or affected.
          (d) No Liens. Except as applicable in connection with the transactions contemplated by Section 2.2 hereof, the Existing Shares are, and at all times during the term hereof will be, owned of record and Beneficially Owned by the Shareholder, free and clear of all Liens, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such Liens or proxies arising hereunder.
          (e) No Finder’s Fees. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to payment from Target or the Shareholder or any of their respective affiliates of any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.
          (f) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.
          (g) Conditions to Merger. Except as set forth in the Merger Agreement (including the Target Disclosure Schedule), the Shareholder is not aware of any fact or circumstance that may cause or result in any of the conditions to the Merger set forth in the Merger Agreement being incapable of satisfaction.
          (h) Irrevocable. The Target Shareholder Approval is irrevocable.
     3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:
          (a) Authority; No Violation. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Parent Board and, except as set forth in the Merger Agreement, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Shareholder) constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions.
          (b) No Conflicts. Except as set forth in the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions of this Agreement will (A) violate any provision of Parent’s certificate of incorporation or bylaws, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Parent, any Parent Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
ARTICLE IV
OTHER AGREEMENTS
     4.1 Stop-Transfer. (a) Without the prior written consent of Parent and without limiting Section 2.2(b), during the Term, the Shareholder hereby agrees to not directly or indirectly sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or offer to make, any direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of the Shareholder Securities, including without limitation by taking any such actions with respect to equity securities of the Shareholder. Any action attempted to be taken in violation of the preceding sentence will be void ab initio and of no force or effect.
          (b) In the event of a stock dividend or distribution, or any change in Target Ordinary Shares or Record Holder Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like (other than pursuant to the Merger), the terms “Existing Shares,” “Target Ordinary Shares” and “Shareholder Securities” will be deemed to refer to and include the Target Ordinary Shares, as well as all such stock dividends and distributions and any shares into which or for which any or all of such Target Ordinary Shares may be changed or exchanged and appropriate adjustments will be made to the terms and provisions of this Agreement.
     4.2 Termination. This Agreement will terminate upon the expiration of the Term.

ARTICLE V
GENERAL PROVISIONS
     5.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.
     5.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via fax or email (with confirmation), or delivered by an express overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as may be specified by like notice):
(a)	if to the Shareholder, to:

Rivaz Overseas Corp. 60 Market Square Belize City, Belize Attention: Philip Osbourne Facsimile: +1-501-227-4443 Email: pto23362@hotmail.com with a copy to:

Allen & Overy LLP One Bishops Square London E1 6AO United Kingdom Attention: Eileen Kelliher Facsimile: +44-(0)20-3088-0088 Email: eileen.kelliher@allenovery.com

Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 Attention: Michael E. Gilligan Facsimile: +1-212-610-6300 Email: michael.gilligan@allenovery.com

(b)	if to Parent, to:

ABM Industries Incorporated 160 Pacific Avenue, Suite 222 San Francisco, California 94111 Attention: General Counsel Facsimile: +1-415-733-5123 Email: lauwers@abm.com with a copy to:

Jones Day 222 East 41st Street New York, New York 10017 U.S.A. Attention: Robert A. Profusek Facsimile: +1-212-755-7306 Email: raprofusek@jonesday.com
     5.3 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to the “other party” or “either party” will be deemed to refer to Parent, on the one hand, and the Shareholder, on the other hand.
     5.4 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
     5.5 Governing Law. Except to the extent that the IBCA is required to apply hereto, in which event it will apply to and only to, that extent, this Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
     5.6 Jurisdiction. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by registered mail to such person’s respective address set forth in Section 5.2 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     5.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     5.8 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
     5.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
     5.10 Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     5.11 Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     5.12 Amendments and Waivers. This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended only by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). The failure of any party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.
     5.13 Service of Process. The Shareholder hereby irrevocably designates CT Corporation System (in such capacity, the “Process Agent”), with an office at 111 Eighth Avenue, New York, New York 10011, as the Shareholder’s designee, appointee and agent to receive, for and on the Shareholder’s behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or the transactions contemplated hereby, and such service will be deemed complete upon delivery thereof to the Process Agent; provided, however, that in the case of any such service upon the Process Agent, the party effecting such service will also deliver a copy thereof to the Shareholder in the manner provided in Section 5.2(a). The Shareholder will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that the Shareholder will at all times have an agent for service of process for the above purposes in the United States. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other entity by consolidation, merger, sale of assets or otherwise, such other entity will be substituted hereunder for the Process Agent with the same effect as if named herein in place of the Process Agent named above. Nothing herein will affect the right of any party to service process in any manner permitted by applicable law. The Shareholder hereby acknowledges that the foregoing waiver is intended to be irrevocable under all applicable laws.
     5.14 Legal Fees and Costs. If a legal action is initiated by either party to this Agreement against the other, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by the successful party or the successful party’s legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action will be paid or reimbursed by the unsuccessful party.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be executed as of the date first above written.
PARENT:
ABM INDUSTRIES INCORPORATED

By:	/s/ Henrik Slipslager

Name:	Henrik Slipslager
Title:	President and CEO

SHAREHOLDER:

RIVAZ OVERSEAS CORP.

As attorney

By:	/s/ M. Ashcroft	2,800,390 Target Ordinary Shares

Name:	Lord Ashcroft